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                                                                    Exhibit 8(a)

                        Kramer, Levin, Naftalis & Frankel
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852
                                (212) 715 - 9100


                                    July 23, 1997


Tyco International Ltd.
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda

Ladies and Gentlemen:

         We have acted as counsel to Tyco International Ltd., a Bermuda company ("Tyco"), in connection with the planned merger (the "Merger") into INBRAND Corporation, a Georgia corporation (the "Company"), of T7 Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Tyco ("Merger Sub"), pursuant to an Agreement and Plan of Merger dated as of May 12, 1997 by and among Tyco International (US) Inc. (formerly Tyco International Ltd. ("Old Tyco")), a Massachusetts corporation and a wholly-owned subsidiary of Tyco, T5 Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Old Tyco ("T5"), and the Company (the "Merger Agreement"). T5 has assigned its rights under the Merger Agreement to Merger Sub.

         For  purposes of the  opinion set forth  below,  we have  reviewed  and relied  upon  (i) the  Merger  Agreement,  (ii) the  Proxy  Statement/Prospectus
included  in  the  registration   statement  on  Form  S-4  (the   "Registration
Statement"), as amended, filed by Tyco with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by the Company, Tyco and certain shareholders of INBRAND (the "Certified Representations") and certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor


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KRAMER, LEVIN, NAFTALIS & FRANKEL
Tyco International Ltd.
July 23, 1997
Page 2

verified. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Georgia; (iii) each of the Company, Tyco, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms; and (v) there are no shareholders that own, at the Effective Time (as defined in the Merger Agreement), more than 5% of the outstanding Company Common Stock, other than those shareholders that have made the Certified Representations. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by the Company, Tyco, or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that (i) the Merger of Merger Sub with and into the Company will be a tax-free reorganization within the meaning of sections 368(a)(1)(A) and
(a)(2)(E) of the Code and (ii) the statements contained in numbered paragraphs 4 and 5 of the section of the Proxy Statement/Prospectus entitled "The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences -- United States Federal Tax Consequences," are correct.

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes


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KRAMER, LEVIN, NAFTALIS & FRANKEL
Tyco International Ltd.
July 23, 1997
Page 3

after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

         We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the captions "The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences -- United States Federal Tax Consequences" and "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

         This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit.


                                                     Very truly yours,


                                                     KRAMER, LEVIN, NAFTALIS
                                                     & FRANKEL